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             June 6, 2024

       Su-Leng Tan Lee
       Chief Executive Officer and Acting Chief Financial Officer
       BioNexus Gene Lab Corp
       Unit 02, Level 10, Tower B, Avenue 3, The Vertical
       Business Suite II, Bangsar South
       8 Jalan Kerinchi
       Kuala Lumpur, Malaysia 59200

                                                        Re: BioNexus Gene Lab
Corp
                                                            Form 10-K filed
April 16, 2024
                                                            color:white;"_
                                                            File No. 001-41750

       Dear Su-Leng Tan Lee:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




             Sincerely,


             Division of Corporation Finance

             Office of Industrial Applications and

             Services